Exhibit 99.2

Letter to Stockholders

March 19, 2024

Dear Harrow Stockholders:

Please review our new corporate presentation to supplement this Letter to Stockholders.

Four Years of Accomplishment

The legendary investor Warren Buffett once said, “Some people like to get rich quick, but I like to get rich slow.” Buffett often quoted his friend and former Goldman Sachs senior executive, Gustave “Gus” Levy, who said, “Short-term greed leads to bad long-term results.” And finally, my friend Don Miloni – who helped get Harrow off the ground in 2011 – always told me, “Focus on economic accomplishment, not activity alone.” These insightful words and the principles behind them helped inspire how we’ve built Harrow, from a 200-square-foot office in Solana Beach in 2011 to where we are today – which is more thoroughly described in the balance of this Letter to Stockholders.

In November 2019, in my inaugural Letter to Stockholders, I emphasized the principle of patience when I wrote, “The kind of value we are trying to create doesn’t happen overnight or even in a quarter or two; it takes time.” Today, I reiterate that Harrow is being built for the long term. Along the way, you should expect intermittent challenges and steady progress – as we accomplish our Five-Year Strategic Plan goals and build a leading North American ophthalmic pharmaceutical business.

Connected to the themes of patience, building long-term value, and economic accomplishment, in March of 2020, I previewed our long-term strategic initiative – to leverage the commercial platform we had built (then ImprimisRx) and grow our revenues and profits for many future years. Here is what I wrote back then:

“We are currently in discussions with a handful of pharmaceutical companies that may benefit from leveraging the ImprimisRx commercial and distribution footprint within the ophthalmology space, with the intent to acquire, license, or otherwise access FDA-approved ophthalmic products and drug candidates. To these potential partners, ImprimisRx offers near-immediate access to a critical mass of customer relationships, a national sales organization, cost-effective distribution (i.e., a better gross-to-net), and customer service infrastructure. We expect to advance our discussions to definitive agreements sometime this year, and these agreements will increase our revenue and profitability, leading to the transition of ImprimisRx from a pharmaceutical drug compounder to an ophthalmic pharmaceutical drug company.”

Fast-forward four years and note what the Harrow team accomplished: a commercial deal with EyePoint Pharmaceuticals for DEXYCU®, demonstrating that the Harrow team could successfully execute a branded pharma commercial strategy, followed by five subsequent transactions, two with Novartis, one with Santen, one with Sintetica (IHEEZO®), and one with Novaliq (VEVYE®) to acquire a total of 18 branded ophthalmic pharmaceutical products. Importantly, supported by our growing commercialization strength, we were able to strike economically attractive deals to build our portfolio. The “economic accomplishments” of the Harrow team over the past four years, visualized on slide #4 in our new corporate presentation, have been considerable, positioning Harrow to deliver value to stockholders for many years – as promised four years ago.

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Thoughts on 2023

The country music superstar and fellow Texan, Clint Black, wrote a great song in the early 1990s titled “A Good Run of Bad Luck.” If you look back at our press releases for 2023, we achieved an almost mindboggling level of accomplishment . . . and, dare I say, a Good Run of Good Luck. In reality, we got “lucky” through the commitment of a dedicated team working towards a singular goal – transforming Harrow from a company recognized for its category-leading ophthalmic compounded products into a company poised to become a frontrunner in the North American ophthalmic pharmaceutical industry!

In 2023, we successfully executed the initial phase of Harrow’s transformation. We attracted seasoned and highly motivated talent to join Harrow, launched important products, completed several acquisitions and new drug application (NDA) transfers with large global pharmaceutical companies, and capitalized Harrow to execute on the opportunities we saw in the market. On top of this, our former subsidiary, Melt Pharmaceuticals, posted strong results from a Phase 2 study completed on its procedural sedation drug candidate, MELT-300, and then successfully raised new capital – at a nice premium to its prior equity round – to fund its pivotal Phase 3 program, which it expects to begin in 2024. During 2023, which I consider a monumental year for us, “little Harrow” was transformed, setting the table beautifully for an exciting and prosperous 2024 and beyond!

For Harrow stockholders, 2023 was a year of new highs and, from a stock price perspective, unfortunately, new lows – as we ended the year close to the lowest price for the year. Sitting where I sit, I am frequently perplexed at how investors or the market prices Harrow’s common stock. I often find the price ironic relative to what’s really going on behind the scenes. For example, on May 9, in anticipation of the upcoming IHEEZO launch, our stock price closed at $28.08 per share, the highest price per share since Andrew and I started Harrow many years ago. At that time, we certainly had high hopes for IHEEZO. Still, the reality was that there had been no market adoption of IHEEZO, and essentially, Harrow was primarily financially reliant on our ImprimisRx compounding business. Ironically, on November 15, our stock price closed at $8.10, and this was after I stated in my November 13 stockholder letter:

“During the third quarter, unit demand for IHEEZO began to increase markedly, a result of several successful launch strategy amendments since its launch. Specifically, IHEEZO unit volumes and revenues ramped significantly during September (see graph below), and encouragingly, IHEEZO’s commercial momentum has continued in the fourth quarter.”

I was trying to describe what I saw in the middle of November and my visibility into December – namely, a significant uptake in unit demand for IHEEZO, culminating in a near month-over-month tripling of unit demand from November to December. I wonder why the Harrow stock prices on May 9 and November 15 were not reversed. In other words, from my point of view, back in May, I could easily see how our stock price might have been at a lower point for the year. In November, after our string of acquisitions and the growing uptake of IHEEZO, I could easily have seen how our stock price would have been much higher. However, the exact opposite was true! In any case, we do not believe that these fluctuations will ultimately matter to the long-term holder of Harrow stock.

Finally, I want to point out three financial figures of merit from 2023: (1) ending the year with $83 million in cash and cash equivalents, including our investment in Eton Pharmaceuticals; (2) achieving $8.7 million of cash flow from operating activities in the fourth quarter; and (3) our second consecutive full year of positive cash flow from operating activities. We believe we are in great shape for 2024 and for many years to come!

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IHEEZO Update

Adam Robinson and Harrow’s entire IHEEZO commercial team have done an outstanding job getting IHEEZO into the hands of U.S. ophthalmologists. During the fourth quarter of 2023, 83% of customers who ordered and tried IHEEZO reordered it. We are also seeing accounts that failed their initial IHEEZO trial but had success in their subsequent re-trial and ultimately reordered IHEEZO. This strong affinity for and openness to IHEEZO demonstrates its clinical value to ambulatory surgery centers (ASCs) and ophthalmic practices nationwide. During 2024, we expect IHEEZO unit demand to grow as more practices adopt its use in their anesthetic protocols.

As we have gotten deeper into the IHEEZO launch and I’ve visited more customers, my belief about how inefficient ophthalmic anesthesia has been historically delivered is being validated. Customers who use IHEEZO love its efficiency and simplicity, knowing that with IHEEZO, they only need a single dose of one anesthetic medicine to rapidly provide about 22 minutes of anesthetic effect – without any supplementation!

Updates related to IHEEZO and the Centers for Medicare and Medicaid Services (CMS):

●	In the second half of 2023, we requested that CMS add IHEEZO’s J-Code (J-2403) to its Average Sales Price (ASP) Pricing File. Publishing IHEEZO’s ASP to physicians is critical for its use in physician offices. Our initial request to CMS was not acted upon.
●	As discussed in my last Letter to Stockholders, we requested a meeting with CMS to clarify that IHEEZO could be appropriately billed and reimbursed for procedures in physician offices. This meeting took place on January 9, 2024. During this meeting, we also discussed the ASP File request.
●	I am pleased to report that CMS recently published a notification that J-2403 has been added to the ASP File. This is a very important development for IHEEZO, and we expect to hear from CMS soon about the remaining open clarification request regarding billing and reimbursement in the physician’s office setting of care. In the meantime, we continue to serve hospital and ASC accounts using IHEEZO in all settings of care.
●	Finally, some retina offices perform bilateral intravitreal procedures in the office (e.g., both eyes during one office visit). Today, CMS policy for IHEEZO only allows a single IHEEZO administration (equal to one single-use vial) to be billed. In early March of this year, because many customers wished to use IHEEZO for bilateral procedures, we requested that CMS allow two units of IHEEZO to be used and billed in a single day. We expect to hear back from CMS on this issue soon.

Three final notes on IHEEZO:

First, IHEEZO sales in the first quarter of 2024 have been impacted by the Change Healthcare (“Change”) cybersecurity attack. Change, the largest clearinghouse for medical claims in the U.S., was impacted by a cybersecurity attack in February that forced it to disconnect over 100 related payment systems. Since then, Change has been unable to process medical claims through its primary platforms, and this has had a downstream impact on ASCs and physician offices for some buy-and-bill products, such as IHEEZO. The attack has created a delay in overall cash collection for our customers and is throwing a wrench in their revenue cycle (we’ve heard credible stories of some practices having to take out short-term loans to meet payroll while this is being worked through). We believe the impact on IHEEZO sales is temporary, and we expect things to be resolved by the end of the first quarter of this year.

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Second, by the third quarter of this year, we intend to begin the SPARE Study to assess the ability of IHEEZO to reduce opioid use and intraoperative pain during cataract surgery. The SPARE Study is expected to last just under a year, and the topline data should be ready in the second half of 2025. Depending on the data, we expect that this study may serve as the basis for our application to CMS to extend IHEEZO’s transitional pass-through reimbursement status beyond the temporary three-year period granted that began on April 1, 2023. It should be noted that IHEEZO’s pass-through reimbursement status is separate from IHEEZO’s J-Code designation, which is a permanent and non-expiring code for the hospital and office settings of care.

Third, the IHEEZO Barrier Study data was recently published. This study demonstrated that IHEEZO’s low-viscosity gel vehicle does not act as a barrier to the bactericidal actions of povidone-iodine 5%. This is important data, particularly for ophthalmologists considering IHEEZO for intravitreal injections and other in-office procedures — they can now get the benefit of IHEEZO gel with greater confidence that they are not disrupting the antiseptic effect of povidone-iodine.

VEVYE Launch

Thanks to the tremendous work of the VEVYE commercial team and our friends at Novaliq, who created a potentially best-in-class chronic dry eye disease (DED) product, the VEVYE launch is exceeding our expectations. I have spoken to many VEVYE prescribers – nearly universally, they see outstanding results. Historically, the key issue with cyclosporine topicals was tolerability – the burning and stinging that was too commonly experienced by many patients (aside from these products often not providing rapid symptom relief). I find it remarkable that consistent VEVYE prescriber feedback has been that patients often cannot feel the drop in their eyes! Can you believe this? We’ve gone from a “burning and stinging” paradigm to one where patients often report not feeling VEVYE go into their eyes.

I’ve often said, “Harrow doesn’t do $100 million new product launch extravaganzas.” Part of the reason is that we are conservative and prefer to take a measured approach with launches, confirming market uptake and revenue growth before incurring significant expenses. This approach is particularly important with VEVYE because it will take some time – usually about 18 – 24 months – to achieve the insurance coverage we are expecting. Therefore, we are judiciously yet assertively investing in the VEVYE launch.

Ahead of VEVYE’s launch, supported by very strong clinical data, our experience selling compounded cyclosporine for five years, the clear prescription data trends that overwhelmingly demonstrate that U.S. prescribers trust cyclosporine, and encouraging early trends from the massive launch investment made to commercialize MIEBO, the other semifluorinated alkane DED product in the U.S. market, we decided to accelerate our commercialization strategy by investing in a small, but powerful VEVYE sales force in the fourth quarter of 2023. While still taking a “measure twice, cut once” approach to the launch, we took on several million dollars in costs earlier than anticipated. While this affected our Adjusted EBITDA guidance for the fourth quarter of 2023, it appears we made the right decision. Thanks to strong sales leadership from Maria Lloyd and the efforts of the rest of the VEVYE commercial team, our investment is paying off. VEVYE’s uptake in the market has been amazing, even with a relatively small sales force.

Our new corporate presentation provides additional color on how the launch is going. Recall that in the past, I’ve said that I believe the DED market was “highly underserved” and that the existing prescription DED choices were suboptimal. I believe this is why patients diagnosed with DED often fail prescription therapies and have been limited to over-the-counter (OTC) products. Since the launch of the two “water-free” products, of which VEVYE is one, we have seen the market expand markedly, with total prescription (TRx) volumes increasing significantly. This is great news and validates our thesis on the total addressable opportunity being larger than the legacy DED TRx numbers.

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In summary, everything we wanted to see with the VEVYE launch is happening:

●	New prescribers are ramping up.
●	New prescriptions are ramping up.
●	Refill dispenses are ramping up – an important metric for a chronic care medication like VEVYE.
●	VEVYE refill rates have been exceptional; our pharmacy partner PhilRx reports a nearly 70% refill rate through March 9 – creating a “compounded effect” for each new VEVYE prescription written.
●	The number and diversity of VEVYE payers are ramping up.
●	New independent data from a 200+ participant study conducted in China was recently published, supporting the amazing data on which VEVYE’s U.S. FDA approval was based.

One of the unique advantages inherent in Harrow’s launch of VEVYE was our multi-year history of selling a compounded formulation, Klarity-C, which also contains 0.1% cyclosporine. Over the years, Klarity-C has been prescribed by over 6,000 prescribers, and in 2023, we dispensed over 125,000 units of Klarity-C. One of our commercial objectives was to allow Klarity-C patients to experience the benefits of an FDA-approved 0.1% cyclosporine product, potentially covered by insurance – in the form of VEVYE. Since VEVYE’s launch in mid-January, over 450 Klarity-C prescribers have now prescribed VEVYE. We expect this number to rise meaningfully this year through ongoing marketing and communication strategies.

In line with our commitment to our mission to ensure that our products are accessible and affordable, we have implemented a very generous market access program. This initiative guarantees that every patient who can benefit from VEVYE has access to VEVYE for as little as $0 and up to a maximum out-of-pocket cost of $79. Importantly, our program doesn’t have a cap that will create an impediment to refilling VEVYE prescriptions, underscoring our dedication to patient care and accessibility.

Finally, while we are in the early stages of VEVYE’s launch, which will require an additional 12 to 18 months to fully optimize insurance provider contracting, we are encouraged by the steady progress we are making toward achieving our market access objectives. In this regard, I am pleased to report over 40 million covered lives for VEVYE, including the U.S. Department of Defense (TriCare), CVS Health (Aetna), and Elevance Health. With the support of our Market Access team and Richard Costine, who is leading our Medical Affairs group, we expect more coverage to come soon.

TRIESENCE® Update

Our objective in acquiring TRIESENCE was to meet the market’s demands and provide a sufficient and consistent supply. TRIESENCE was not only an extremely challenging injectable suspension to manufacture, but it had not been consistently produced for more than five years. The equipment and the production process were foreign to the people brought in to produce the commercial-scale batches we required. We knew we would have to be patient, addressing needed process improvements and other changes to ensure that the critical quality attributes of TRIESENCE could be reliably scaled.

Since my last Letter to Stockholders, the TRIESENCE production process has significantly improved. The entire team and I are more confident than ever that we will soon have our first successful commercial-scale performance process qualification (“PPQ”) batch produced – with the benefit of our process improvements. We have tentatively scheduled a production slot for this PPQ batch for the week of April 15. Once the first PPQ batch is successfully produced, we intend to produce the second and third PPQ batches in parallel. To the extent we achieve the required three successful commercial-scale PPQ batches, we believe we will be set to re-introduce TRIESENCE to the market with as many as 90,000 units of inventory – still short of supplying the estimated market demand, but a good start, nevertheless.

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While we are still building commercial PPQ batches of TRIESENCE, we have succeeded in advancing other TRIESENCE-related objectives. One of our objectives was to complete the transfer of the NDA for TRIESENCE, enabling us to implement a reasonable price adjustment of the product to $944 per unit. This price adjustment reflects, in part, inflation and increased regulatory and manufacturing costs during the more than 16 years since the price of TRIESENCE was last adjusted. We believe that access to a consistent and reliable supply of TRIESENCE requires investment, and once re-launched, Harrow will be positioned to make these investments and ensure access to TRIESENCE for many years to come.

The new Harrow corporate presentation attempts to describe why we remain bullish on TRIESENCE, the cornerstone product in the 2023 transaction with Novartis. Here’s why: TRIESENCE has a unique label and a product-specific reimbursement code (J-3300). TRIESENCE was always a high-utility product for U.S. ophthalmologists when it was available. Alternatives to TRIESENCE involve a potentially dangerous manipulation of preserved Kenalog, and we believe that U.S. ophthalmologists overwhelmingly prefer an on-label and reimbursed TRIESENCE over any other choice. Although about 86,000 TRIESENCE units were sold in 2018, the most recent annual period for which TRIESENCE was intermittently in stock, we estimate the current U.S. total addressable market exceeds 500,000 units annually.

ImprimisRx is Back on Track

In my last Letter to Stockholders, I mentioned that ImprimisRx had recently “underperformed” and that we were “invested in improving efficiencies and compliance related to manufacturing, quality systems, the makeup of our sales team, our analytical testing capabilities, and our customer care infrastructure.” As a result, I stated, “While these investments have been modest from a cash investment perspective, they have affected (i) our productivity, (ii) our ability to meet the growing demand for our products, and (iii) our ability to provide customer experiences at the levels our customers deserve.” I concluded: “I am highly confident this is a temporary situation, and these enhancements and compliance investments are necessary to preserve and expand our market leadership position over the longer term.”

I want to let you know that we are back on track with ImprimisRx – as promised. Late last year, I asked John Saharek to serve as the Chief Executive Officer of ImprimisRx. Working with KJ Barrett, my Chief of Staff, they have made several critical changes – all of which are producing positive results, both operationally and in our numbers. For many years, this business has been a low double-digit, revenue-growing, cash-generating machine for us. Our goal was to get this business back on track and see it perform at the level we knew it could. Directionally, that is happening now. Without compromising on quality, we are seeing reliable inventory levels, consistent improvements in customer service, and other important operational victories. For this quick turnaround, the entire ImprimisRx team deserves much credit. But the job isn’t done, and they are “buckling up” in New Jersey and at our Grassmere location in Nashville because, given our current and growing efficiencies, I have asked John to ensure our sales team moves aggressively to capture all available revenue opportunities – and I mean all of them.

I also want to mention innovation within our ImprimisRx business because product innovation and our uncompromising commitment to quality are how ImprimisRx became the U.S. ophthalmic compounding leader – and how we will remain on top and even extend our leadership position. For example, this summer, we expect to make repackaged Vigamox® (moxifloxacin hydrochloride (moxifloxacin HCl) ophthalmic solution 0.5%), one of our branded products, available through ImprimisRx – in a vial for injection. This will be an exciting new compounded product for U.S. ophthalmologists who overwhelmingly choose to use moxifloxacin HCI in more than 2 million intracameral injections during eye surgery. Additionally, we are expanding our Fortisite franchise with new lower-concentration fortified antibiotics formulations (based on our proprietary ability to manufacture refrigeration-stable fortified antibiotics). Finally, we continue to see market-share gains in our compounded atropine business based on proprietary preservative-free and buffer-free formulations. For these reasons and others, I am confident that revenues from our ImprimisRx business should increase by 10% or more in 2024, with increasing gross margins from last year.

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Thoughts on Deals

Right now, Harrow must successfully execute our strategic plans for products that we currently own. We must maximize the potential of IHEEZO. We must continue to seize the VEVYE opportunity – to own a long-term and large cash stream from a potentially market-leading DED franchise. We need to re-launch TRIESENCE. We also need to ensure that our secondary product lines continue to realize their potential.

As we execute the above critical objectives, Andrew and I remain “on the hunt” for opportunities to grow inorganically and take Harrow to new heights. Without question, while the bar for M&A opportunities is much higher today than in 2020, we don’t want to live a life of regret for having sat on our hands and watched extremely high conviction opportunities pass us by. To the extent such opportunities present themselves and the right terms can be struck, we will be extremely selective but remain open-minded to transacting – always bearing in mind that our priority is to win with what we have before adding any new complexity to our business.

Last month, we announced out-licensing the Canadian rights to five of our products to Apotex, Canada’s largest pharmaceutical company. Through this strategic partnership with Apotex, we can stay true to our commitment to access and availability of VERKAZIA®, Cationorm® PLUS, VEVYE, IHEEZO, and ZERVIATE® within Canada while continuing to focus on our U.S. products. We expect this arrangement will allow us to enter the Canadian market without an expense outlay and to begin receiving royalties as the products are transferred and launched.

Investments and Royalties

Harrow has non-controlling equity positions in three companies founded as Harrow subsidiaries before being deconsolidated into independent and separately-managed companies: (1) Melt Pharmaceuticals, (2) Eton Pharmaceuticals, and (3) Surface Ophthalmics.

Founded by Harrow in 2018, Melt Pharmaceuticals is developing a non-IV and non-opioid sedation platform for ophthalmic surgical procedures such as cataract surgery and the more than 100 million annual short-duration medical procedures requiring sedation. Melt has issued patents globally. The Melt team has recently raised over $23 million in new capital at approximately a $70 million pre-money valuation to support its Phase 3 program through the NDA stage for its lead drug candidate, MELT-300. Following this transaction and as of the date of this Letter to Stockholders, Harrow owns 46% of Melt’s equity interests in addition to its 5% royalty interest in MELT-300.

We also remain excited about our position as a passive minority shareholder of both Eton Pharmaceuticals and Surface Ophthalmics and look forward to following their growth in the future.

Summing Up Where We Stand in Our Current Five-Year Strategic Plan

We reached a pivotal point in 2023, executing the first phase of a planned expansion into branded ophthalmic pharmaceutical products. Our stockholders now benefit from five distinct product lines, which I’ve previously referred to as “revenue buckets.” As we have consistently emphasized, we believe each of these product lines could generate annual revenues of over $100 million by the conclusion of our current five-year strategic plan, which takes us through the end of 2027. Importantly, in 2024, we are positioned to see revenues from our FDA-approved products exceed those from our ImprimisRx business. With the diversification of our revenues and the addition of revenues and profits from higher-margin branded products, we are in a fantastic position to achieve further economic accomplishment and advance our objective to build a leading North American ophthalmic pharmaceutical company.

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As I have said in the past, we may fall short on our revenue goals with some of these product lines, but we believe it is equally likely we will overperform in others. We are very bullish on VEVYE, which we believe could be a category-leading product in the next couple of years. We are very bullish on TRIESENCE and are confident we will be able to re-launch as soon as this year. We remain bullish on IHEEZO, especially given the most recent development with CMS. ImprimisRx is kicking back into a higher gear -- again. And we are very happy to support all our commercial initiatives with our Anterior Segment Products (as they are referred to in our new corporate presentation). After reviewing our corporate presentation, which contains more granular information than we’ve previously provided, I hope you share my optimism that we can achieve annualized revenues, at a minimum and on a run-rate basis, of at least $500 million during our current Five -Year Strategic Planning period. Indeed, as I have previously suggested, if things go our way and we continue our “good run of good luck,” we should hit much higher numbers.

Guidance

Our revenue guidance for 2024 of at least $180 million remains intact. However, as more of our revenues come from branded products, we will be subject to more traditional pharma “revenue seasonality” as co-pays and other patient co-insurance premiums are met during the course of the year. This means we expect the quarterly revenues to be stronger during the second half of 2024 than during the first half of 2024. Given these new key sources of revenue as well as the temporary disruption resulting from the Change cybersecurity incident, Harrow stockholders should expect quarterly revenue fluctuations; however, at this time next year, when we look back at the entirety of the calendar year, we believe our guidance will have been met.

Conclusion

In a couple of weeks, we will celebrate the tenth anniversary of Harrow being a commercial company. Yes, it’s just ten years since we began generating revenue! It is hard to believe that we have come this far in a relatively short period of time, given what we started with. Sometimes, I think I should write a book about our “tortuous path,” but the truth is that our path is no different than so many other entrepreneurial companies. I am convinced success doesn’t come in a straight line. Twists and turns and ups and downs are just the way it goes for new companies trying to achieve greatness in markets dominated by more mature rivals.

As we approach this first-decade milestone, I can’t help but acknowledge my partners in this journey. They are my fellow entrepreneurs – my colleagues who have undertaken to be the CEO of what they are doing for Harrow. One of my new favorite things is participating in our weekly business review calls for our major commercial groups (e.g., IHEEZO, VEVYE, TRIESENCE, and ImprimisRx). We are blessed with a wealth of talent, experience, and dedication to realizing the promise of our collective goals. Being a part of the Harrow Family is a great privilege, and today, I am more grateful than ever for the work that so many are doing to support our goal of building a truly different ophthalmic pharmaceutical company.

Harrow will only reach its destiny with the help of great people, and we remain on the hunt for talent who can thrive in our entrepreneurial culture. At all levels, Harrow is not a place to “hide out,” do “busy work,” and achieve mediocrity. We depend on individual initiative, creativity, and an audacious spirit. In this vein, I want to mention that earlier this year, we announced the appointments of Adrienne Graves, Ph.D., and Lauren Silvernail to Harrow’s Board of Directors. Having served in senior executive and Board positions at many leading pharmaceutical companies, Adrienne and Lauren are highly respected business leaders who share Harrow’s strategic vision. The knowledge, expertise, and diverse perspectives they contribute to Harrow will be invaluable as we strive to optimize stockholder value. With a product portfolio that is now one of the most dynamic in the U.S. market, we are well-positioned for many years of growth.

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It’s never been a better time to be a Harrow stockholder. I say this because I am perfectly fine “eating my own cooking.” I want to emphasize that I have never sold a share of Harrow stock, and I do not plan to do so. In fact, recently, I purchased Harrow shares (three times in the past 12 months) precisely because I believe in Harrow’s long-term value and because the shares have been available at an attractive price.

We appreciate your trust and patience as we execute our Five-Year Strategic Plan. I look forward to updating you again in my next Letter to Stockholders in May of 2024.

Sincerely,

Mark L. Baum

Founder, Chairman of the Board, and Chief Executive Officer

Nashville, Tennessee

Index to Previous Letters to Stockholders

2023	2022	2021	2020	2019
	4Q 2022	4Q 2021	4Q 2020	4Q 2019
3Q 2023	3Q 2022	3Q 2021	3Q 2020	3Q 2019
2Q 2023	2Q 2022	2Q 2021	2Q 2020
1Q 2023	1Q 2022	1Q 2021	1Q 2020

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Fourth Quarter and Full-Year 2023 Financial Overview

See Link to Selected GAAP Operating Results before reviewing non-GAAP results.

See Link to Selected Core Results (non-GAAP measures).

Record revenues of $36.4 million for the fourth quarter of 2023 represent an 83% increase over the prior-year fourth-quarter revenues of $20.3 million and a 6% increase over the sequential third quarter of 2023. Full-year 2023 revenues grew 47% to $130.2 million from $88.6 million in 2022.

Adjusted EBITDA increased to $2.6 million for the fourth quarter of 2023 compared with Adjusted EBITDA of $1.1 million during the same period last year, with full-year 2023 Adjusted EBITDA being $28.1 million compared with $13.0 million for full-year 2022. The increase in Adjusted EBITDA in both the fourth quarter and full-year 2023 was primarily due to increased revenues of our branded products, especially IHEEZO. Core net loss was $(4.4) million for the fourth quarter of 2023 compared with core net income of $2.1 million for the fourth quarter of 2022.

We ended 2023 with $74.1 million in cash and cash equivalents, or $82.8 million, including our investment in Eton Pharmaceuticals (Nasdaq: ETON).

During the fourth quarter, Harrow completed the transfer of new drug applications (NDAs) for FLAREX®, NATACYN®, TOBRADEX® ST, VERKAZIA®, and ZERVIATE®, products that we purchased in July of 2023.

Harrow also completed the transfer of the NDA for TRIESENCE during the fourth quarter, allowing Harrow to reasonably adjust the price for TRIESENCE once the inventory build is completed and the product is re-launched under the Harrow name. More details on our progress on getting TRIESENCE back in stock later.

Core gross margin was 75% in the fourth quarter of 2023 compared with core gross margin of 71% in the fourth quarter of 2022. Core gross margin was 77% for full-year 2023 compared with a core gross margin of 73% for full-year 2022.

Selling, general, and administrative (SG&A) expenses for the fourth quarter of 2023 increased to $26.2 million compared with $15.2 million during the same period last year. The year-over-year increase is due in large part to the Company’s decision to accelerate its investment in its VEVYE commercial team, in anticipation of its January 2024 launch, based on encouraging early trends for similar dry eye market entrants, as well as an increase in stock-based compensation along with transition costs from the Santen and VEVYE product acquisitions coupled with an increase in associated regulatory expenses.

Research and development (R&D) costs increased to $3.3 million in the fourth quarter of 2023, compared with $703,000 during the same period last year, primarily due to the build out of our medical and clinical affairs teams, drug formulation development, and costs associated with the tech transfer manufacturing processes for some of our recent product acquisitions.

GAAP operating loss was ($4.9) million for the fourth quarter of 2023, compared with $(1.8) million during the same period last year.

Core diluted net loss per share for the fourth quarter of 2023 was $(0.13) compared with core diluted net income per share of $0.07 during the same period last year.

Cash provided by operating activities for the fourth quarter was $8.7 million compared with cash used in operating activities of ($3.7) million for the prior year’s quarter. Cash provided by operating activities for full-year 2023 was $3.8 million compared with $1.7 million for full-year 2022.

A reconciliation of all non-GAAP financial measures in this letter begins on page 13.

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GAAP Operating Results

Selected financial highlights regarding GAAP operating results for the three months and year ended December 31, 2023, and for the same periods in 2022 are as follows:

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2023	2022	2023	2022
Net revenues	$36,355,000	$20,329,000	$130,193,000	$88,595,000
Cost of sales	11,302,000	6,165,000	39,640,000	25,383,000
Gross profit	25,053,000	14,164,000	90,553,000	63,212,000
Selling, general and administrative	26,212,000	15,239,000	83,090,000	58,243,000
Research and development	3,336,000	703,000	6,652,000	3,050,000
Impairment of long-lived assets	380,000	-	380,000	-
Total operating expenses	29,928,000	15,942,000	90,122,000	61,293,000
(Loss) income from operations	(4,875,000)	(1,778,000)	431,000	1,919,000
Total other (expense) income, net	(4,808,000)	2,833,000	(24,141,000)	(15,930,000)
Income tax benefit (expense)	535,000	-	(701,000)	(75,000)
Net (loss) income attributable to Harrow, Inc.	$(9,148,000)	$1,055,000	$(24,411,000)	$(14,086,000)
Net (loss) income per share of common stock, basic and diluted	$(0.26)	$0.04	$(0.75)	$(0.51)

Core Results (Non-GAAP Measures)

Core Results (non-GAAP measures), which we define as the after-tax earnings and other operational and financial metrics generated from our principal business, for the three and nine months ended December 31, 2023, and for the same periods in 2022 are as follows:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
Net revenues	$36,355,000	$20,329,000	$130,193,000	$88,595,000
Gross margin	69%	70%	70%	71%
Core gross margin(1)	75%	71%	77%	73%
Net (loss) income	(9,148,000)	1,055,000	(24,411,000)	(14,086,000)
Core net (loss) income(1)	(7,016,000)	2,103,000	(11,512,000)	(1,375,000)
Adjusted EBITDA(1)	2,563,000	1,089,000	28,119,000	13,017,000
Basic and diluted net (loss) income per share	(0.26)	0.04	(0.75)	(0.51)
Core net (loss) income per share(1):
Basic	(0.20)	0.08	(0.35)	(0.05)
Diluted	(0.20)	0.07	(0.35)	(0.05)

(1)	Core gross margin, core net (loss) income, core basic and diluted net (loss) income per share (collectively, “Core Results”), and Adjusted EBITDA are non-GAAP measures. For additional information, including a reconciliation of such Core Results and Adjusted EBITDA to the most directly comparable measures presented in accordance with GAAP, see the explanation of non-GAAP measures and reconciliation tables at the end of this Letter to Stockholders.

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FORWARD-LOOKING STATEMENTS

Management’s remarks in this stockholder letter include forward-looking statements within the meaning of federal securities laws. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond Harrow’s control, including risks and uncertainties described from time to time in its SEC filings, such as the risks and uncertainties related to the Company’s ability to make commercially available its FDA-approved products and compounded formulations and technologies, and FDA approval of certain drug candidates in a timely manner or at all.

For a list and description of those risks and uncertainties, please see the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC.

Harrow’s results may differ materially from those projected. Harrow disclaims any intention or obligation to update or revise any financial projections or forward-looking statements whether because of new information, future events or otherwise. This stockholder letter contains time-sensitive information and is accurate only as of today.

Additionally, Harrow refers to non-GAAP financial measures, specifically Adjusted EBITDA, adjusted earnings, core gross margin, core net loss, and core diluted net loss per share. A reconciliation of non-GAAP measures with the most directly comparable GAAP measures is included in this letter.

No compounded formulation is FDA-approved. All compounded formulations are customizable. Other than drugs compounded at a registered outsourcing facility, all compounded formulations require a prescription for an individually identified patient consistent with federal and state laws.

All trademarks, service marks, and trade names included or referenced in this publication are the property of their respective owners.

Non-GAAP Financial Measures

In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes Adjusted EBITDA and Core Results, unaudited financial measures that are not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA and Core Results are considered “non-GAAP” financial measures within the meaning of Regulation G promulgated by the SEC. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provide a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes Adjusted EBITDA and Core Results provide meaningful supplemental information regarding the Company’s performance because (i) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) they exclude the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) they are used by institutional investors and the analyst community to help analyze the Company’s results. However, Adjusted EBITDA, Core Results, and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the way they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

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Adjusted EBITDA

The Company defines Adjusted EBITDA as net loss, excluding the effects of stock-based compensation and expenses, impairment of intangible assets, interest, taxes, depreciation, amortization, investment (income) loss, net, and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net loss. Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net loss as a measure of operating performance or to net cash provided by (used in) operating, investing, or financing activities as a measure of ability to meet cash needs.

The following is a reconciliation of Adjusted EBITDA, a non-GAAP measure, to the most comparable GAAP measure, net loss, for the three months and year ended December 31, 2023, and for the same periods in 2022:

HARROW, INC.

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2023	2022	2023	2022
GAAP net (loss) income	$(9,148,000)	$1,055,000	$(24,411,000)	$(14,086,000)
Stock-based compensation and expenses	4,175,000	2,033,000	15,696,000	7,974,000
Impairment of intangible assets	380,000	-	380,000	-
Interest expense, net	5,124,000	1,858,000	21,324,000	7,244,000
Income tax (benefit) expense	(535,000)	-	701,000	75,000
Depreciation	435,000	387,000	1,530,000	1,477,000
Amortization of intangible assets	2,448,000	378,000	10,082,000	1,578,000
Investment (income) loss, net	(416,000)	670,000	(3,092,000)	14,047,000
Loss on disposal of equipment	146,000	69,000	168,000	69,000
Gain on sale of non-ophthalmology assets	-	(5,259,000)	-	(5,259,000)
Other expense (income), net	(46,000)	(102,000)	5,741,000 (1)	(102,000)
Adjusted EBITDA	$2,563,000	$1,089,000	$28,119,000	$13,017,000

(1)	Includes $5,465,000 for the loss on extinguishment of debt.

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Core Results

Harrow Core Results, including core gross margin, core net (loss) income, and core basic and diluted loss per share exclude (1) all amortization and impairment charges of intangible assets, excluding software development costs, (2) net gains and losses on investments and equity securities, including equity method gains and losses and equity valued at fair value through profit and loss (“FVPL”), and preferred stock dividends, and (3) gains/losses on forgiveness of debt. In other periods, Core Results may also exclude fair value adjustments of financial assets in the form of options to acquire a company carried at FVPL, obligations related to product recalls, certain acquisition-related items, restructuring charges/releases and associated items, related legal items, gains/losses on early extinguishment of debt or debt modifications, impairments of property, plant and equipment and software, as well as income and expense items that management deems exceptional and that are or are expected to accumulate within the year to be over a $100,000 threshold.

The following is a reconciliation of Core Results, non-GAAP measures, to the most comparable GAAP measures for the three months and year ended December 31, 2023, and for the same periods in 2022:

For the Three Months Ended December 31, 2023
	GAAP Results	Amortization of Certain Intangible Assets	Investment Gains	Other Items	Core Results
Gross profit	$25,053,000	$2,140,000	$-	$-	$27,193,000
Gross margin	69%				75%
Operating (loss) income	(4,875,000)	2,448,000	-	-	(2,427,000)
(Loss) income before taxes	(9,683,000)	2,448,000	(416,000)	100,000	(7,551,000)
Tax benefit	535,000	-	-	-	535,000
Net (loss) income	(9,148,000)	2,448,000	(416,000)	100,000	(7,016,000)
Basic and diluted loss per share ($)(1)	(0.26)				(0.20)
Weighted average number of shares of common stock outstanding, basic and diluted	35,353,848				35,353,848

For the Year Ended December 31, 2023
	GAAP Results	Amortization of Certain Intangible Assets	Investment Gains	Other Items	Core Results
Gross profit	$90,553,000	$9,314,000	$-	$-	$99,867,000
Gross margin	70%				77%
Operating income	431,000	10,082,000	-	-	10,513,000
(Loss) income before taxes	(23,710,000)	10,082,000	(3,092,000)	5,909,000	(12,899,000)
Tax expense	(701,000)	-	-	-	(701,000)
Net (loss) income	(24,411,000)	10,082,000	(3,092,000)	5,909,000	(11,512,000)
Basic and diluted loss per share ($)(1)	(0.75)				(0.35)
Weighted average number of shares of common stock outstanding, basic and diluted	32,616,777				32,616,777

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For the Three Months Ended December 31, 2022
	GAAP Results	Amortization of Certain Intangible Assets	Investment Losses	Core Results
Gross profit	$14,164,000	$341,000	$-	$14,505,000
Gross margin	70%			71%
Operating (loss) income	(1,778,000)	378,000	-	(1,400,000)
Income before taxes	1,055,000	378,000	670,000	2,103,000
Tax expense	-	-	-	-
Net income	1,055,000	378,000	670,000	2,103,000
Income per share ($)(1):
Basic	0.04			0.08
Diluted	0.04			0.07
Weighted average number of shares of common stock outstanding:
Basic	27,958,392			27,958,392
Diluted	29,426,567			29,426,567

For the Year Ended December 31, 2022
	GAAP Results	Amortization of Certain Intangible Assets	Investment Losses	Core Results
Gross profit	$63,212,000	$1,364,000	$-	$64,576,000
Gross margin	71%			73%
Operating income	1,919,000	1,578,000	-	3,497,000
(Loss) Income before taxes	(14,011,000)	1,578,000	11,133,000	(1,300,000)
Tax expense	(75,000)	-	-	(75,000)
Net (loss) income	(14,086,000)	1,578,000	11,133,000	(1,375,000)
Basic and diluted (loss) per share ($)(1)	(0.51)			(0.05)
Weighted average number of shares of common stock outstanding, basic and diluted	27,460,968			27,460,968

(1)	Core basic and diluted loss per share is calculated using the weighted-average number of shares of common stock outstanding during the period. Core basic and diluted loss per share also contemplates dilutive shares associated with equity-based awards as described in Note 2 and elsewhere in the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Investment Portfolio

(includes Non-GAAP Values)

	At December 31, 2023
Company	Number of Shares of Stock	Management Estimated Value
Eton Pharmaceuticals (common)	1,982,000	$8,681,000
Surface Ophthalmics (common)	3,500,000	15,750,000	(1)
Melt Pharmaceuticals (3,500,000 shares of common and 2,334,256 of preferred stock)	5,834,256	49,591,000	(2)
Estimated Total Value		$74,022,000

(1)	Represents a non-GAAP value, calculated as the purchase and conversion price $(4.50) of the Series A-1 Preferred Stock (the most recent equity offering) multiplied by the number of common shares owned by Harrow at December 31, 2023.
(2)	Represents a non-GAAP value, calculated as the purchase and conversion price $(8.50) of the Series B Preferred Stock (the most recent equity offering) multiplied by the number of common shares owned by Harrow at December 31, 2023.

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